Exhibit 99.1

WARREN JENSON LEAVING EA AS CHIEF FINANCIAL OFFICER

REDWOOD CITY, Calif., March 24, 2008 – Electronic Arts Inc. (“EA”) (NASDAQ: ERTS) today announced that Chief Financial Officer Warren Jenson will be leaving the company. Mr. Jenson has served as EA’s CFO since 2002 and will stay with the company to assist with its fiscal year-end close and financial reporting process. He has also agreed to help transition his successor into the role.

“I want to thank Warren for the leadership he has provided in the past six years,” said EA Chief Executive Officer John Riccitiello. “He has built a first class Finance Department and has been a contributor to our growth and strategic initiatives.”

“My tenure at EA has provided me with many good friends and memories,” said Warren Jenson. “It’s time for me to write the next chapter in my career – and I wish EA the best in the dynamic period ahead.”

EA will announce a new CFO shortly.

For additional information, please contact:

Holly Rockwood	Tricia Gugler
Director of Communications	Director of Investor Relations
650-628-7323	650-628-7327

About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Founded in 1982, the company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, cellular handsets and the Internet. Electronic Arts markets its products under four brand names: EA SPORTS™, EA™, EA SPORTS BIG™ and POGO™). In fiscal 2007, EA posted revenue of $3.09 billion and had 24 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

EA, EA SPORTS, EA SPORTS BIG and POGO are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries.